KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402



                          Independent Auditors' Consent


The Board of Directors of Allianz Life Insurance Company of New York and Contract Owners of Allianz Life of NY Variable Account C:

We consent to the use of our report, dated March 19, 2004 on the financial statements of Allianz Life of NY Variable Account C and our report dated January 19, 2004, on the financial statements of Allianz Life Insurance Company of New York included herein and to the reference to our Firm under the heading "EXPERTS" in the Statement of Additional Information.


                                          /s/ KPMG LLP
                                          KPMG LLP



Minneapolis, Minnesota
April 26, 2004